CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 25 to the Registration Statement on Form N-6 (“Registration Statement”) (File No. 333-64345) of the State Farm Life and Accident Assurance Company Variable Life Separate Account of our reports dated February 28, 2019 and February 22, 2019, relating to the financial statements of the State Farm Life and Accident Assurance Company Variable Life Separate Account and the statutory financial statements of the State Farm Life and Accident Assurance Company, respectively, which appears in this Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 30, 2019